ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C

     (a) A Special Meeting of the Shareholders of John Hancock Trust (the "Trust) was held at the Trust's principal office at 601 Congress Street, Boston Massachusetts on April 25, 2006 at 10:00 a.m.

     (b)  Not Applicable

     (c)  Proposals

          Proposal 1 Approval of a new subadvisory agreement between John
                     Hancock Investment Management Services, LLC and Sovereign Asset Management LLC for the Emerging Growth Trust.

At the meeting, each proposal was approved by the shareholders of the Emerging Growth Trust. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below:

                                         SHARES
                        ----------------------------------------
PORTFOLIO                    FOR          AGAINST     ABSTAINED
---------               -------------   ----------   -----------
PROPOSAL 1
Emerging Growth Trust   1,292,039.267   24,312.728   209,904.726